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                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of MMH Holdings, Inc. of our report dated December 30, 1997, except as to Note 13 which is as of March 30, 1998, relating to the combined financial statements of the Material Handling Equipment Business of Harnischfeger Industries, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended October 31, 1997 appearing in Part II of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included the schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
July 22, 1998